QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.11

NON-STATUTORY STOCK OPTION AGREEMENT RE: 1998 Executive Officer Stock Plan

    On the Date of Grant shown above, Apple Computer, Inc. (the "Company"), a California corporation, granted to you (the "Optionee") an option to purchase shares of Common Stock, no par value, of the Company, in the number and at the price as shown above, and in all respects subject to the terms, definitions and provisions of the 1998 Executive Officer Stock Plan, as amended (the "Plan") of the Company, which is incorporated herein by reference, as follows:

    1.  NATURE OF THE OPTION.  This option is intended to be a non-statutory option and NOT an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code).

    2.  OPTION PRICE.  The Option price indicated above for each share of Common Stock, is equal to the fair market value per share of Common Stock on the date of grant of this option, as determined by the Administrator in accordance with Section 9(a) of the Plan.

    3.  EXERCISE OF OPTION.  This option shall be exercisable in accordance with Section 11 of the Plan as follows:

        (i)  RIGHT TO EXERCISE.  This option shall be exercisable, cumulatively, as follows:

Number of Shares	Can be Exercised On	Must be Exercised Before

        (ii)  METHOD OF EXERCISE.  This option shall be exercisable by the submition of a Notice of Exercise form which may be obtained from the Company and shall state the election to exercise this option, the number of shares in respect of which this option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such Notice of Exercise form shall be signed by the Optionee and shall be delivered in person or by mail or by facsimile to the Company. When exercising an option, the Notice of Exercise form shall be accompanied by payment of the purchase price. Payment of the purchase price shall be by cash, check, or other means as determined by the Administrator pursuant to Section 9(c) of the Plan. When executing a same-day-sale, the Notice of Exercise form must be submitted to Shareholder Relations by 3:00 PM the next business day following the day of sale. A Notice of Exercise form is not required when executing a same-day-sale through E*TRADE OptionsLink. The certificate or certificates for shares of Common Stock as to which this option shall be exercised shall be registered in the name of the Optionee.

        (iii)  RESTRICTIONS ON EXERCISE.  This option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation. As a condition to the exercise of this option, the Company may require the Optionee to make such representations, and warranties to the Company as may be required by any applicable law or regulation, including the execution and delivery of a representation letter at the time of exercise of this option.

    4.  NON-TRANSFERABILITY OF OPTION.  This option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. This option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

    5.  TERMINATION OF EMPLOYMENT.  Except as expressly provided in the Plan, this Option shall terminate 90 days following the date of termination of employment and may be exercised during such 90-day period only to the extent vested and exercisable as of the date of termination of employment.

    6.  MISCELLANEOUS.  This Option (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of California, and any applicable laws of the United States, and (c) may not be amended except in writing. No contract or right of employment shall be implied by this Agreement, nor shall this Agreement in any way interfere with Optionee's right or the Company's or, where applicable, a Subsidiary's or Affiliated Company's right to terminate Optionee's employment at any time.

QuickLinks

  Exhibit 4.11